Exhibit 99.1

Clovis Oncology Announces Third Quarter 2015 Operating Results

  New Drug Application (NDA) for rociletinib for the treatment of advanced EGFR-mutant T790M+ non-small cell lung cancer (NSCLC) on file with U.S. FDA
  Marketing Authorization Application (MAA) for rociletinib on file in E.U.; action expected mid-2016
  Raised $298 million in July equity offering
  Enrollment now complete in mutant BRCA population required for U.S. NDA submission for rucaparib in advanced ovarian cancer
  Rucaparib U.S. NDA submission planned Q2 2016
  Erle Mast, Clovis’ Chief Financial Officer, announces his retirement effective March 31, 2016

BOULDER, Colo.--(BUSINESS WIRE)--November 5, 2015--Clovis Oncology, Inc. (NASDAQ:CLVS) reported financial results for its quarter ended September 30, 2015, and provided an update on the Company’s clinical development programs for 2015.

“We are entering a new phase at Clovis, transitioning into becoming a commercial biopharmaceutical company,” said Patrick J. Mahaffy, President and CEO of Clovis Oncology. “Our U.S. commercial organization, including the sales force, is now fully in place. This team is highly experienced, enthusiastic and ready to go, following our U.S. launch meeting last week. We are now fully prepared to launch rociletinib upon a potential U.S. approval and we are actively building our E.U. commercial organization in preparation for a late 2016 launch in Europe. Additionally, having advanced our rucaparib NDA submission timeline to Q2 2016, we are planning for a potential U.S. launch of rucaparib for advanced ovarian cancer by the end of 2016. We are very enthusiastic about the prospect of having our commercial organization support sales for both rociletinib and rucaparib.”

Third Quarter 2015 Financial Results

Net loss attributable to common shareholders was $98.6 million ($2.62 per share) for the third quarter of 2015 and $233.3 million ($6.62 per share) for the first nine months of 2015, compared to a net loss of $39.6 million ($1.17 per share) and $105.1 million ($3.10 per share) for the comparable periods of 2014.

Research and development expenses totaled $76.1 million for the third quarter of 2015 and $193.3 million for the first nine months of 2015, compared to $35.0 million and $87.6 million for the comparable periods in 2014. The increase in expenses for both the three- and nine-month periods is due to the significantly expanded clinical development activities for rociletinib and rucaparib, increased launch planning activities for rociletinib and increased personnel-related expenses associated with the hiring of additional staff to support the Company’s expanded activities.

General and administrative expenses totaled $8.3 million for the third quarter of 2015 and $22.3 million for the first nine months of 2015, compared to $5.3 million and $15.9 million for the comparable periods in 2014. The year over year increase is primarily due to higher share-based compensation and personnel expense for employees engaged in general and administrative activities, increased facility costs and higher professional service fees.

Acquired in-process research and development expenses totaled $12.0 million for both the third quarter of 2015 and the first nine months of 2015. There was no acquired in-process research and development expense for the third quarter of 2014 and $8.8 million for the first nine months of 2014. During the third quarter of 2015, the Company made milestone payments totaling $12.0 million to Celgene Corporation upon acceptance of the NDA and MAA submissions for rociletinib by the FDA and EMA, respectively.

Share-based compensation expense totaled $12.4 million for the third quarter of 2015 and $29.5 million for the first nine months of 2015.

Clovis had $605.9 million in cash, cash equivalents and available-for-sale securities and approximately 38.3 million outstanding shares of common stock as of September 30, 2015. Our net cash used in operations for the third quarter of 2015 was $71.7 million and $177.4 million for the first nine months of 2015, including $12.0 million in rociletinib milestone payments. In July 2015, the Company raised net proceeds of $298.5 million through an offering of 4.1 million shares of common stock.

2015 Key Milestones and Objectives

Highlights of planned or completed objectives for each product follows:

Rociletinib

Rociletinib is an investigational therapy for the treatment of patients with mutant epidermal growth factor receptor (EGFR) non-small cell lung cancer (NSCLC) who have been previously treated with an EGFR-targeted therapy and have the EGFR T790M mutation. The U.S. Food and Drug Administration (FDA) has accepted Clovis’ New Drug Application (NDA) for rociletinib and has granted it priority review status with a Prescription Drug User Fee Act (PDUFA) action date of March 30, 2016. In addition, the European Medicines Agency (EMA) has accepted the Marketing Authorization Application (MAA) for rociletinib.

The U.S. commercial and medical affairs organizations are now in place and efforts are currently underway to build out the E.U. commercial organization.

Rociletinib was the subject of several posters and presentations during the third quarter, including updates of data from the TIGER-X study in EGFR mutant, T790M-positive patients with a history of CNS involvement, as well as EGFR mutant, T790M-negative patients as determined by tissue as well as plasma testing. Posters and presentations for all Clovis products in development presented during the third quarter may be viewed at http://clovisoncology.com/products-companion-diagnostics/scientific-presentations/.

Rucaparib

During the third quarter, updated findings from ARIEL2 and Study 10, two ongoing studies evaluating the safety and activity of rucaparib in advanced ovarian cancer patients were presented at the 18th ECCO – 40th ESMO European Cancer Congress. Data from these studies demonstrated encouraging activity and safety in women with advanced, platinum-sensitive ovarian cancer with tissue BRCA (gBRCA and sBRCA) mutations. In addition, these data demonstrated that the application of Clovis’ proprietary BRCA-like tumor DNA signature to Foundation Medicine’s companion diagnostic assay successfully predicts the population of BRCA-like patients that are not gBRCA or sBRCA that respond to rucaparib therapy. Highlights of the data presented included the following (all response rates RECIST):

  Data from ARIEL2 in 40 evaluable BRCA-mutant patients demonstrated an ORR of 75%, a median PFS of 12.8 months and a median duration of response of 9.5 months
    Complete responses (CRs) observed in 15% of patients
  Data from ARIEL2 in 77 evaluable patients with the BRCA-like signature demonstrated an ORR of 36%, a median PFS of 5.7 months and a median duration of response of 8.2 months
  Data from Study 10 in 39 evaluable germline BRCA-mutant patients demonstrated an ORR of 67%, a disease control rate (DCR) of 87%, and median duration of response of 6.6 months
    CRs observed in 8% of patients in this group
  Rucaparib is well-tolerated with a manageable safety profile; the grade 3/4 treatment-related adverse events (AEs) observed in >15% of patients treated with the recommended 600mg BID dose were anemia/decreased hemoglobin (19%) in ARIEL2, and fatigue/asthenia (21%), and anemia (26%) in Study 10

Based on these compelling data, Clovis intends to submit an NDA to the FDA for rucaparib as treatment for advanced ovarian cancer patients with a tissue BRCA mutation in the second quarter of 2016, with the intention, pending data, to follow with a supplemental NDA for advanced ovarian cancer patients with a BRCA-like mutation. During the quarter, Clovis completed enrollment of the mutant BRCA population that will serve as the basis of its planned NDA submission.

Lucitanib

A Phase 2 program is ongoing to explore lucitanib in multiple indications, including a U.S. study in patients with treatment-refractory FGF-aberrant breast cancer and a global study in patients with advanced lung cancer with FGFR1 amplification, both of which are currently enrolling patients. In parallel with these Clovis-sponsored studies, a Servier-sponsored Phase 2 study of lucitanib in patients with advanced breast cancer is underway to identify the population of patients most likely to benefit from lucitanib therapy.

Management Update

Erle Mast, Clovis’ Executive Vice President, Chief Financial Officer and Clovis co-founder, has announced his plan to retire effective March 31, 2016. The Company is initiating a search for Erle’s successor, and intends to recruit a candidate prior to his departure date to enable a transition period during the first quarter.

"With great regret we announce today that Erle Mast, Chief Financial Officer and a co-founder of Clovis, and importantly, my friend and colleague for more than 14 years, has informed us of his plans to retire on March 31, 2016,” said Patrick J. Mahaffy, President and CEO of Clovis Oncology. “While I am very sorry to see him go, I certainly understand his decision and can only add how much I have enjoyed working with him and appreciate all that he has done for Clovis. Obviously, we are confident that we will be able to recruit a highly qualified individual as a new CFO and appreciate very much Erle giving sufficient notice to allow a smooth transition.”

Conference Call Details

Clovis will hold a conference call to discuss third quarter 2015 results this afternoon, November 5, at 4:30pm ET. The conference call will be simultaneously webcast on the Company’s web site at www.clovisoncology.com, and archived for future review. Dial-in numbers for the conference call are as follows: US participants 866.489.9022, International participants 678.509.7575, conference ID: 67675130.

About Rociletinib

Rociletinib is an oral, potent, mutant-selective inhibitor of epidermal growth factor receptor (EGFR) under investigation for the treatment of EGFR-mutated non-small cell lung cancer (NSCLC). Rociletinib targets the activating mutations of EGFR (L858R and Del19), while also inhibiting the dominant acquired resistance mutation, T790M. The T790M mutation develops in approximately 60 percent of patients treated with first- and second-generation EGFR inhibitors. Rociletinib was granted Breakthrough Therapy designation by the U.S. FDA in May 2014. Clovis holds worldwide rights for rociletinib.

About Rucaparib

Rucaparib is an oral, potent small molecule inhibitor of PARP1 and PARP2 being developed for the treatment of ovarian cancer, specifically in patients with tumors with BRCA mutations and other DNA repair deficiencies beyond BRCA, including those with high genomic loss of heterozygosity (LOH) commonly referred to as “BRCA-like." Clovis is also exploring rucaparib in other solid tumor types with significant BRCA and BRCA-like populations, including prostate, breast and gastroesophageal cancers. Rucaparib was granted Breakthrough Therapy designation by the U.S. FDA in April 2015. Rucaparib is the only PARP inhibitor approved or in development to be granted Breakthrough Therapy designation. Clovis holds worldwide rights for rucaparib.

About Lucitanib

Lucitanib is an oral, potent inhibitor of the tyrosine kinase activity of fibroblast growth factor receptors 1 through 3 (FGFR1-3), vascular endothelial growth factor receptors 1 through 3 (VEGFR1-3), and platelet-derived growth factor receptors alpha and beta (PDGFRα-β). Clovis, which holds exclusive U.S. and Japanese rights, is collaborating with its development partner Les Laboratoires Servier (Servier) on the global clinical development of lucitanib outside of China, initially targeting solid tumors with FGFR pathway activation, including breast and lung cancers.

About Clovis Oncology

Clovis Oncology, Inc. is a biopharmaceutical company focused on acquiring, developing and commercializing innovative anti-cancer agents in the U.S., Europe and additional international markets. Clovis Oncology targets development programs at specific subsets of cancer populations, and simultaneously develops diagnostic tools that direct a compound in development to the population that is most likely to benefit from its use. Clovis Oncology is headquartered in Boulder, Colorado.

To the extent that statements contained in this press release are not descriptions of historical facts regarding Clovis Oncology, they are forward-looking statements reflecting the current beliefs and expectations of management made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve substantial risks and uncertainties that could cause our clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in our clinical development programs for our drug candidates, the corresponding development pathways of our companion diagnostics, actions by the FDA, the EMA or other regulatory authorities regarding whether to approve drug applications that may be filed, as well as their decisions regarding drug labeling, and other matters that could affect the availability or commercial potential of our drug candidates or companion diagnostics, including competitive developments. Clovis Oncology does not undertake to update or revise any forward-looking statements. A further description of risks and uncertainties can be found in Clovis Oncology’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and its reports on Form 10-Q and Form 8-K.

CLOVIS ONCOLOGY, INC
CONSOLIDATED FINANCIAL RESULTS
(in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014
Revenues:
License and milestone revenue	$-	$-	$-	$13,625

Operating expenses:
Research and development	76,138	34,965	193,256	87,556
General and administrative	8,331	5,267	22,286	15,852
Acquired in-process research and development	12,000	-	12,000	8,806
Amortization of intangible asset	-	-	-	3,409
Accretion of contingent purchase consideration	783	888	2,271	2,571
Total expenses	97,252	41,120	229,813	118,194

Operating loss	(97,252)	(41,120)	(229,813)	(104,569)

Other income (expense):
Interest expense	(2,099)	(511)	(6,271)	(511)
Foreign currency gains (losses)	(101)	2,323	2,004	2,579
Other income (expense)	179	(42)	252	(134)
Other income (expense), net	(2,021)	1,770	(4,015)	1,934

Loss before income taxes	(99,273)	(39,350)	(233,828)	(102,635)
Income tax benefit (expense)	628	(292)	508	(2,489)
Net loss	$(98,645)	$(39,642)	$(233,320)	$(105,124)

Basic and diluted net loss per common share	$(2.62)	$(1.17)	$(6.62)	$(3.10)

Basic and diluted weighted average common shares outstanding	37,613	33,921	35,252	33,871

CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	September 30, 2015	December 31, 2014

Cash and cash equivalents	$355,443	$482,677
Available-for-sale securities	250,444	-
Working capital	539,503	443,400
Total assets	891,689	786,206
Convertible senior notes	287,500	287,500
Common stock and additional paid-in capital	1,118,173	785,123
Total stockholders' equity	414,322	331,630

CONTACT:
Clovis Oncology, Inc.
Anna Sussman, 303-625-5022
asussman@clovisoncology.com
or
Breanna Burkart, 303-625-5023
bburkart@clovisoncology.com